Exhibit 99.1

GUY DUBOIS NAMED TO GUIDEWIRE SOFTWARE BOARD OF DIRECTORS

FOSTER CITY, Calif., September 7, 2012 – Guidewire Software, Inc. (NYSE: GWRE) a provider of flexible core system software to Property/Casualty (general) insurers, today announced that Guy Dubois has been named as a member on the Guidewire Software Board of Directors.

“We are very pleased to welcome Guy Dubois to our Board of Directors,” said Marcus Ryu, chief executive officer, Guidewire Software. “He brings a veteran public CEO perspective developed from leading software companies from whose experience Guidewire has much to learn. I also look forward to his counsel about how best to approach and serve the very large European segment of our market.”

Guy Dubois brings more than 30 years’ leadership experience in the software industry to the Board. Most recently, he was CEO of banking software provider, TEMENOS and prior to that he was CEO of hub-based mobile communications solutions provider MACH Group. He has also served as executive vice president of PeopleSoft Corporation, where he led overall strategy, business development and execution for all company activities outside North America. At Amdocs he was the executive vice president and president of its global business division. He has also held senior positions with Vantive, Sybase and Digital Equipment Corporation.

About Guidewire Software

Guidewire Software is a provider of core system software to the global Property/Casualty (general) insurance industry. Designed to be flexible and scalable, Guidewire solutions give insurers the capability to deliver excellent service, increase market share and lower operating costs. Guidewire InsuranceSuite™, consisting of Guidewire PolicyCenter®, Guidewire ClaimCenter® and Guidewire BillingCenter ® spans the key functional areas in insurance – underwriting and policy administration, claims management, and billing. Guidewire is headquartered in Foster City, California, with offices in Beijing, Dublin, Hong Kong, London, Munich, Paris, Sydney, Tokyo, and Toronto. For more information, please visit www.guidewire.com.

Contact:

Diana Stott

Public Relations Manager

Guidewire Software, Inc.

+1.650.356.4941

dstott@guidewire.com

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NOTE: Guidewire, Guidewire Software, Guidewire ClaimCenter, Guidewire PolicyCenter, Guidewire BillingCenter, Guidewire InsuranceSuite, Deliver Insurance Your Way, and the Guidewire logo are trademarks or registered trademarks of Guidewire Software, Inc.